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                    August 26, 2022

       Jack Regan
       Chief Executive Officer
       LexaGene Holdings Inc.
       500 Cummings Center
       Suite 4550
       Beverly, Massachusetts 01915

                                                        Re: LexaGene Holdings
Inc.
                                                            Amendment No. 1 to
Registration Statement on Form 10-12G
                                                            August 9, 2022
                                                            File No. 000-56456

       Dear Dr. Regan:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Life Sciences
       cc:                                              Herbert Ono, Esq.